PRINCIPAL PARTNERS EQUITY GROWTH FUND, INC.
                   AMENDED AND RESTATED SUB-ADVISORY AGREEMENT


AGREEMENT executed as of the 30th day of June, 2004, by and between PRINCIPAL MANAGEMENT CORPORATION, an Iowa Corporation (hereinafter called "the Manager") and MORGAN STANLEY INVESTMENT MANAGEMENT INC. (formerly known as Morgan Stanley Dean Witter Investment Management Inc.) (hereinafter called "the Sub-Advisor").

                              W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to Principal Partners Equity Growth Fund, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services which the Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and

WHEREAS, the Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

     (a) Management Agreement (the "Management Agreement") between the Manager and the Fund;

     (b) The Fund's registration statement as filed with the Securities and Exchange Commission (the "Registration Statement");

     (c) The Fund's Articles of Incorporation and By-laws;

NOW, THEREFORE, in consideration of the promises and the terms and conditions hereinafter set forth, the parties agree as follows:

     1.  Appointment of Sub-Advisor

         In accordance with and subject to the Management Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in
         Section 2 below for investment and reinvestment of the securities and other assets of the Fund, subject to the control and direction of the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

     2. Obligations of and Services to be Provided by the Sub-Advisor

         (a) Provide investment advisory services, including but not limited to research, advice and supervision for the Fund.

         (b) Furnish to the Board of Directors of the Fund (or any appropriate committee of such Board), and revise from time to time as economic conditions require, a recommended investment program for the portfolio of the Fund consistent with the Fund's investment objective and policies as set forth in the Registration Statement, as may be amended from time to time.

         c) Implement such of its recommended investment program as the Board of Directors (or any appropriate committee of the Board) shall approve, by placing orders for the purchase and sale of securities, subject always to the provisions of the Fund's Articles of Incorporation and Bylaws and the requirements of the 1940 Act, as each of the same shall be from time to time in effect.

         (d) Advise and assist the officers of the Fund in taking such steps as are necessary or appropriate to carry out the decisions of the Fund's Board of Directors, and any appropriate committees of such Board, regarding the general conduct of the investment business of the Fund.

         (e) Report to the Board of Directors of the Fund at such times and in such detail as the Board may deem appropriate in order to enable it to determine that the investment policies of the Fund are being observed.

         (f) Provide determinations of the fair value of certain securities when market quotations are not readily available for purposes of calculating net asset value in accordance with procedures and methods established by the Fund's Board of Directors.

         (g) Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and
              (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment advisory affairs of the Fund. Except for expenses specifically assumed or agreed to be paid by the Sub-Advisor under this Agreement, the Sub-Advisor shall not be liable for any expenses of the Manager or the Fund including, without limitation,
              (i) interest and taxes, (ii) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Fund, and (iii) custodian fees and expenses.

         (h) Select brokers and dealers to effect all transactions for the Fund (which may include brokers or dealers affiliated with the Sub-Advisor, provided such transactions comply with applicable requirements under the 1940 Act), place all necessary orders with brokers, dealers, or issuers, and negotiate brokerage commissions if applicable. To the extent consistent with applicable law, purchase or sell orders for the Fund may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Advisor. The Sub-Advisor shall use its best efforts to obtain execution of transactions for the Fund at prices that are advantageous to the Fund and at commission rates that are reasonable in relation to the benefits received.

         (i) Maintain all accounts, books and records with respect to the Fund as are required of an investment advisor of a registered investment company pursuant to the 1940 Act and Investment Advisers Act of 1940 (the "Investment Advisers Act") and the rules thereunder.

         (j) Provide to the Manager a copy of its Form ADV as filed with the Securities and Exchange Commission, as amended from time to time, and a list of the persons whom the Sub-Advisor wishes to have authorized to give written and/or oral instructions to custodians of assets of the Fund.

     3.  Prohibited Conduct

         In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment sub-advisory services to the Fund or a fund that is under common control with the Fund regarding transactions for the Fund in the securities or other assets allocated to the Sub-Advisor pursuant to this Agreement, except as provided by Rule 12d-3-1 under the 1940 Act.

     4.  Compensation

         As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Fund, the Manager shall pay the compensation specified in Appendix A to this Agreement. Although the Manager may from time to time waive the compensation it is entitled to receive from the Fund, such waiver will have no effect on the Manager's obligation to pay the Sub-Advisor the compensation provided for herein.

     5.  Liability of Sub-Advisor

         Neither the Sub-Advisor nor any of its directors, officers or employees shall be liable to the Manager, the Fund or any shareholder of the Fund for any loss suffered by the Manager, the Fund or any shareholder of the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's investment discretion in connection with selecting Fund investments except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers or employees. The Manager shall hold harmless and indemnify the Sub-Advisor for any loss, liability, cost, damage or expense (including reasonable attorneys fees and costs) arising from any claim or demand by any past or present shareholder of the Fund that is not based upon the obligations of the Sub-Advisor with respect to the Fund under this Agreement. The Manager acknowledges and agrees that the Sub-Advisor makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Fund or that the Fund will perform comparably with any standard or index, including other clients of the Sub-Advisor, whether public or private.

     6.  Supplemental Arrangements

         The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor for the provision of certain personnel and facilities to the Sub-Advisor to better enable it to fulfill its obligations under this Agreement.

     7.  Regulation

         The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

     8.  Duration and Termination of This Agreement

         This Agreement shall become effective as of the date of execution and, unless otherwise terminated, shall remain in force for two years from the date of execution and shall continue in effect thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Fund and in either event by a vote of a majority of the directors of the Fund who are not interested persons of the Manager, Principal Life Insurance Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

         If the shareholders of the Fund fail to approve the Agreement or any continuance of the Agreement, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Fund pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or sub-advisor or other definitive action; provided, that the compensation received by the Sub-Advisor in respect to the Fund during such period is in compliance with Rule 15a-4 under the 1940 Act.

         This Agreement may, on sixty days written notice, be terminated at any time without the payment of any penalty, by the Board of Directors of the Fund, the Sub-Advisor or the Manager or by vote of a majority of the outstanding voting securities of the Fund. This Agreement shall automatically terminate in the event of its assignment or upon termination of the Management Agreement. In interpreting the provisions of this Section 8, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "voting security") shall be applied.

     9.  Amendment of this Agreement

         This Agreement may be amended at any time by mutual consent of the parties, provided that, if required by law, such amendment shall also have been approved by vote of the holders of a majority of the outstanding voting securities of the Fund and by vote of a majority of the Directors of the Fund who are not interested persons of the Manager, the Sub-Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

     10. General Provisions

         (a) Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         (b) Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be the Principal Financial Group, Des Moines, Iowa 50392-0200, and the address of the Sub-Advisor shall be 1221 Avenue of the Americas, New York, NY 10020.

          (c) Each party will promptly notify the other in writing of the occurrence of any of the following events:

              (1) the party fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the party is required to be registered as an investment adviser in order to perform its obligations under this Agreement.

              (2) the party is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund.

         (d) This Agreement contains the entire understanding and agreement of the parties.

         (e) No written materials naming or relating to the Sub-Advisor, its employees or its affiliated companies, other than materials provided or approved by the Sub-Advisor, shall be used by the Manager, the Fund or their affiliates in offering or marketing shares of the Fund.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

             PRINCIPAL MANAGEMENT CORPORATION

                /s/Ernest H. Gillum
             By ___________________________________________
                  Ernest H. Gillum, Vice President


             MORGAN STANLEY INVESTMENT MANAGEMENT INC.

                /s/MarySue Dickinson
             By ____________________________________________
                MarySue Dickson, Exec. Director


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                                   APPENDIX A


     The Sub-Advisor shall serve as investment sub-advisor for the Fund. With respect to the Fund, the Manager will pay the Sub-Advisor, as full compensation for all services provided under this Agreement, a fee computed at an annual rate as follows (the "Sub-Advisor Percentage Fee"):


    First $200 million.................................  0.30%
    Next $100 million..................................  0.25%
    $300 million -- $1 billion.........................  0.20%
    $1 billion -- $2 billion...........................  0.195%
    Over $2 billion....................................  0.19%

     In calculating the fee for the Fund on or after July 1, 2004, assets of any unregistered separate account of Principal Life Insurance Company and any investment company sponsored by Principal Life Insurance Company to which the Sub-Advisor provides investment advisory services and which have the same investment mandate as the Fund, will be combined (together, the "Aggregated Assets"). The fee charged for the assets in the Fund shall be determined by calculating a fee on the value of the Aggregated Assets using the above fee schedule and multiplying the aggregate fee by a fraction, the numerator of which is the amount of assets in the Fund and the denominator of which is the amount of the Aggregated Assets.

     The Sub-Advisor Percentage Fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Sub-Advisor. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described above and multiplying this product by the net assets of the Fund as determined in accordance with the Fund's prospectus and statement of additional information as of the close of business on the previous business day on which the Fund was open for business.